Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated May 8, 2020, with respect to the consolidated financial statements of GoHealth Holdings, LLC and Subsidiaries included in the Registration Statement, as amended (Form S-1 No. 333-239287) and related Prospectus of GoHealth, Inc. for the registration of its common stock.

/s/ Ernst & Young, LLP

Chicago, Illinois

July 14, 2020